Exhibit 99.1

SilverBox Engaged Merger Corp I Announces Nasdaq Notification of Delinquency

Relating to Filing of Quarterly Report on Form 10-Q

AUSTIN, Texas, June 4, 2021 – SilverBox Engaged Merger Corp I (the “Company”) (NASDAQ: SBEA) received a letter from the Nasdaq Stock Market (“Nasdaq”) notifying the Company that it had violated Nasdaq Listing Rule 5250(c)(1) because the Company had not yet filed its Quarterly Report on Form 10-Q for the period ended March 31, 2021 (the “Quarterly Report”) with the Securities and Exchange Commission (the “SEC”). As previously disclosed on May 18, 2021 on Form 12b-25, the Quarterly Report could not be filed by its May 17, 2021 deadline without unreasonable effort and expense due to the preparation and compilation of certain financial information to be included in the Quarterly Report with respect to the accounting treatment of its public warrants and private placement warrants.

In its letter, Nasdaq stated that the Company had until July 26, 2021 to submit a plan to regain compliance. If Nasdaq accepted the Company’s plan, it could then grant an exception of up to 180 calendar days from the Quarterly Report’s due date, or until November 22, 2021, to regain compliance. If Nasdaq did not accept the Company’s plan, the Company would have had the opportunity to appeal that decision to a Nasdaq Hearings Panel and to request a further stay pending the appeal. Nasdaq’s letter has had no immediate effect on the listing or trading of the Company’s units, common stock or warrants on the Nasdaq Capital Market.

The Company expects to file the Quarterly Report prior to July 26, 2021.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the filing of its Form 10-Q. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and prospectus for the Company’s initial public offering filed with the SEC. Copies of these documents are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact

Dan Gagnier / Jeff Mathews

Gagnier Communications

646-569-5897

sbcap@gagnierfc.com